Exhibit 10.8

Amendment to Energy Management and Consulting Services Agreement

This Amendment (the “Amendment”) dated August 2, 2022 (the “Effective Date”), is made and entered into by and between Celsius Mining LLC (“Customer”) and Priority Power Management LLC (“PPM”), each sometimes referred to individually as a “Party” and collectively as the “Parties”.

Whereas, Customer and PPM entered that one certain Energy Management and Consulting Services Agreement effective as of September 28, 2021 (the “Agreement”); and

Whereas, in accordance with the Agreement Customer has retained PPM as the exclusive provider of energy management and consulting services for the properties listed on Attachment B thereto (the “Facilities”); and

Whereas, the Parties wish to add certain properties to Attachment B as Facilities and to amend the compensation to be paid to PPM for the Primary Services.

Now Therefore, this Amendment sets forth the Parties’ mutual agreement to amend the Agreement to memorialize the recitals set forth above. All capitalized terms herein used but not defined have the meanings set forth in the Agreement.

For good and valuable consideration and in exchange for the mutual promises and covenants made one to another, the Parties hereby agree as follows:

1.	As of the Effective Date of this Amendment, the Parties agree to add the following properties as Facilities to Attachment B of the Agreement and for PPM to be the exclusive provider of Primary Services to these Facilities:

Property Name	Address	City, State, Zip	GPS Coordinates
Rebel	15135 State Hwy 158	Garden City, TX 79739	31.904523, -101.715488
East Stiles	7359 N FM 33	Big Lake, TX 76932	31.559836, -101.479721
Stiles	13345 N State Highway 137	Big Lake, TX 76932	31.925595, -102.210380
Garden City	6661 E. Hwy 158	Garden City, TX 79739	31.863444, -101.469583

2.	As of the Effective Date, the Parties further agree to amend “Section 3 Compensation” of the Agreement by deleting the provision in its entirety and replacing it as follows:

“3. Compensation. As compensation for providing the Services, CELSIUS authorizes PPM to collect from CELSIUS’s REP or REP’s billing and collecting agent, as applicable, a monthly volumetric fee equal to $0.002 per kWh of CELSIUS’s electricity supply for the Facilities for the duration of the term of any energy supply contract for the Facilities. The fee paid to PPM shall be included in the REP’s electricity supply contract(s) with CELSIUS, and CELSIUS’s REP will remit the fee to PPM directly.”

3.	This Amendment is governed by, construed, and enforced in accordance with the laws of the State of Texas without giving effect to any conflict of law principles that might otherwise be applicable. Except as specifically amended herein, the terms and conditions of the Agreement shall remain in full force and effect as written.

4.	This Amendment may be executed in several counterparts, each of which will be deemed an original, and all of which taken together will constitute one single agreement between the Parties with the same effect as if all the signatures were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

In Witness Whereof, the Parties, by their respective duly authorized representatives, execute, ratify and confirm this Amendment as of the Effective Date.

Priority Power Management, LLC		Celsius Mining LLC

By:	/s/ Trent Stout	By:	/s/ Amir Ayalon
Name:	Trent Stout	Name:	Amir Ayalon
Title:	Authorized Signatory	Title:	CEO